Exhibit 99.1

francesca’s® Reports First Quarter Fiscal Year 2018 Financial Results and Provides Second Quarter Guidance

•	Net sales decreased 7% to $100.4 million and comparable sales decreased 16%
•	Diluted loss per share was $0.11
•	Reaffirms full year sales and EPS guidance
•	Entered into a new revolving credit facility

HOUSTON, TEXAS — June 5, 2018 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the first quarter ended May 5, 2018.

Steve Lawrence, President and CEO, stated, “First quarter results were generally in line with our expectations and we are starting to see signs of progress across several areas of our business. During the quarter, we saw sequential improvement in our non-apparel categories, with both footwear and accessories comping positively in the quarter. Performance in our apparel business picked up at the tail end of the quarter when temperatures around the country warmed up and our newer product started to land. We are pleased to see this improvement in trend extend into May.”

Mr. Lawrence continued, “Looking ahead, with our assortments fully reflecting our new vision for merchandising and the launch of our new customer loyalty program, we expect our business to inflect back into positive comps during the back half of the year. I am proud of the team’s hard work and dedication and look forward to building upon our efforts to get our business back on track to deliver sustainable long term sales and profitability growth.”

FIRST QUARTER RESULTS

Net sales decreased 7% to $100.4 million from $107.7 million in the comparable prior year quarter. This decrease was due to a 16% decrease in comparable sales compared to a 5% decrease in the comparable prior year quarter. The decrease in comparable sales was primarily due to a decline in boutique traffic and conversion rates. This decrease was partially offset by sales from 65 net new boutiques added since the comparable prior year quarter. The Company opened 27 new boutiques and closed four boutiques during the quarter, bringing the total boutique count to 744 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 38.2% from 45.2% in the comparable prior year quarter. This unfavorable variance was due to deleveraging of occupancy costs as well as a decrease in merchandise margin. The decrease in merchandise margin was due to increased markdowns.

Selling, general and administrative expenses increased 4% to $42.9 million from $41.3 million in the comparable prior year quarter. This increase was primarily due to the increased boutique count.

Loss from operations was $4.5 million, or 4.5% of net sales, compared to income from operations of $7.4 million, or 6.9% of net sales, in the comparable prior year quarter.

The Company’s effective tax rate for the quarter was 13.4% compared to 40.3% in the comparable prior year quarter. The decrease in the Company’s effective tax rate was due to the lower corporate tax rate under the Tax Cuts and Jobs Act enacted in December 2017 as well additional tax expense recognized related to the expiration of certain stock-based awards. Excluding the impact of stock-based awards, the Company’s effective tax rate was 22.1%.

Net loss for the first quarter was $3.9 million, or $0.11 diluted loss per share, compared to net income of $4.3 million, or $0.12 diluted earnings per share, in the comparable prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $21.8 million compared to $48.1 million at the end of the comparable prior year quarter and with no debt outstanding. During the first quarter of fiscal 2018, the Company repurchased 659,000 shares of its common stock at a cost of $3.5 million. At the end of the first quarter of fiscal 2018, the Company had $40.2 million remaining under its current authorized repurchase program.

The Company ended the first quarter with $32.7 million of inventory on hand compared to $31.4 million at the end of the comparable prior year quarter. Average ending inventory per boutique decreased 5% versus the comparable prior year period. In the first quarter of last year, average ending inventory per boutique decreased 15%.

SECOND QUARTER AND FISCAL YEAR 2018 GUIDANCE

For the second quarter ending August 4, 2018, net sales are expected to be in the range of $119 million to $122 million, assuming a 6% to 9% decrease in comparable sales compared to the prior year decrease of 3%. The Company plans to open four new boutiques and close eight existing boutiques during the second quarter. Diluted earnings per share is expected to be in the range of $0.02 to $0.05.

The fiscal year 2018 sales and EPS guidance remains unchanged from the initial guidance given on March 27, 2018. For the fiscal year ending February 2, 2019, net sales are expected to be in the range of $485 million to $499 million; assuming a low-single digit decrease in comparable sales compared to the prior year decrease of 11%. Diluted earnings per share are expected to be in the range of $0.53 to $0.63 compared to prior year diluted earnings per share of $0.43. This also compares to prior year adjusted diluted earnings per share of $0.52, which excludes the $3.3 million, or $0.09 per diluted share, charge related to the remeasurement of the Company’s deferred tax assets.

Capital expenditures for fiscal year 2018 are still expected to be approximately $30 million. The Company still expects to open approximately 35 boutiques, close approximately 20 boutiques and refresh 80 to 90 boutiques in fiscal year 2018.

NEW REVOLVING CREDIT FACILITY

On May 25, 2018, the Company entered into a new asset based revolving credit facility with J.P. Morgan Chase Bank providing for commitments of up to $50 million and matures on May 25, 2023. This new credit facility replaced the Company’s existing revolving credit facility, which was scheduled to mature in August 2018. For a more detailed description, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2018.

Conference Call Information

A conference call to discuss the first quarter fiscal year 2018 results is scheduled for June 5, 2018, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 12, 2018. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 9333032. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, refresh and operate new boutiques each year; our ability to efficiently source, distribute additional merchandise quantities necessary to support our growth; and new tax legislation developments or guidance that may influence our effective tax rate. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 3, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2018 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted diluted earnings per share, a non-GAAP financial measure. The Company believes this non-GAAP financial measure not only provides our management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, this non-GAAP financial measure allows investors to better understand the performance of the business and facilitate a meaningful evaluation of our fiscal year 2017 diluted earnings per share on a comparable basis with our expected fiscal year 2018 results. This non-GAAP measure should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 744 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

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Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	May 5, 2018		April 29, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$100,405	100.0%	$107,689	100.0%	$(7,284)	(7)%	-
Cost of goods sold and occupancy costs	62,042	61.8%	59,006	54.8%	3,036	5%	700
Gross profit	38,363	38.2%	48,683	45.2%	(10,320)	(21)%	(700)
Selling, general and administrative expenses	42,883	42.7%	41,281	38.3%	1,602	4%	440
(Loss) income from operations	(4,520)	(4.5)%	7,402	6.9%	(11,922)	(161)%	(1,140)
Interest expense	(117)	(0.1)%	(113)	(0.1)%	(4)	4%	-
Other income (expense)	150	0.1%	(25)	(0.0)%	175	700%	10
(Loss) income before income tax expense	(4,487)	(4.5)%	7,264	6.7%	(11,751)	(162)%	(1,120)
Income tax (benefit) expense	(602)	(0.6)%	2,931	2.7%	(3,533)	(121)%	(330)
Net (loss) income	$(3,885)	(3.9)%	$4,333	4.0%	$(8,218)	(190)%	(790)

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted (loss) earnings per share	$(0.11)	$0.12
Weighted average diluted share count	34,836	37,149

Comparable sales change	(16)%	(5)%

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Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,833	$31,331	$48,101
Accounts receivable	20,488	16,642	8,145
Inventories	32,728	26,816	31,365
Prepaid expenses and other current assets	10,326	9,714	9,479
Total current assets	85,375	84,503	97,090
Property and equipment, net	89,321	87,702	81,577
Deferred income taxes	7,726	9,413	15,859
Other assets, net	4,222	3,622	2,896

TOTAL ASSETS	$186,644	$185,240	$197,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,827	$17,801	$21,305
Accrued liabilities	14,634	14,654	25,085
Total current liabilities	39,461	32,455	46,390
Landlord incentives and deferred rent	37,616	38,337	38,261
Total liabilities	77,077	70,792	84,651

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 47.1 million, 46.3 million and 46.3 million shares issued at May 5, 2018, February 3, 2018 and April 29, 2017, respectively.	471	463	463
Additional paid-in capital	111,823	111,439	110,267
Retained earnings	157,294	159,045	147,817
Treasury stock, at cost – 11.1 million, 10.3 million and 9.2 million shares at May 5, 2018, February 3, 2018 and April 29, 2017, respectively.	(160,021)	(156,499)	(145,776)
Total stockholders’ equity	109,567	114,448	112,771

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$186,644	$185,240	$197,422

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Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Cash Flows Provided by Operating Activities:
Net (loss) income	$(3,885)	$4,333
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,912	5,101
Stock-based compensation expense	418	1,254
Loss on sale of assets	61	110
Deferred income taxes	980	(347)
Impairment charges	27	-
Changes in operating assets and liabilities:
Accounts receivable	(3,846)	(2,540)
Inventories	(5,912)	(7,407)
Prepaid expenses and other assets	(1,276)	(1,638)
Accounts payable	8,721	10,341
Accrued liabilities	2,728	(676)
Landlord incentives and deferred rent	(721)	169
Net cash provided by operating activities	3,207	8,700

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(8,725)	(4,634)
Net cash used in investing activities	(8,725)	(4,634)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(3,980)	(9,054)
Taxes paid related to net settlement of equity awards	-	(113)
Net cash used in financing activities	(3,980)	(9,167)

Net decrease in cash and cash equivalents	(9,498)	(5,101)
Cash and cash equivalents, beginning of year	31,331	53,202
Cash and cash equivalents, end of period	$21,833	$48,101

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$24	$73
Interest paid	$47	$49

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Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	May 5, 2018		April 29, 2017		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	$49,534	49.3%	$60,012	55.7%	$(10,478)	(17)%
Jewelry	23,858	23.8%	23,771	22.1%	87	0%
Accessories	15,484	15.4%	13,981	13.0%	1,503	11%
Gifts	11,105	11.1%	11,115	10.3%	(10)	(0)%
Merchandise sales	99,981	99.6%	108,879	101.1%	(8,898)	(8)%
Others(1)	424	0.4%	(1,190)	(1.1)%	1,614	136%
Net sales	$100,405	100.0%	$107,689	100.0%	$(7,284)	(7)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2018	FY 2017	FY 2016
Q1	(16)%	(5)%	2%
Q2		(3)%	0%
Q3		(18)%	7%
Q4		(15)%	0%
Fiscal year		(11)%	2%

Boutique Count

	Thirteen Weeks Ended May 5, 2018	Fiscal Year Ended February 3, 2018	Thirteen Weeks Ended April 29, 2017
Number of boutiques open at the beginning of period period	721	671	671
Boutiques opened	27	60	12
Boutiques closed	(4)	(10)	(4)
Number of boutiques open at the end of period	744	721	679

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